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                         COMPUTATION OF INCOME (LOSS)
                                   PER SHARE
                                                                 Exhibit 11.1

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
                                                              Years Ended July 31,
                                                 ----------------------------------------------
                                                      1994           1993             1992
                                                 -----------    -------------     -------------
Income (loss) before extraordinary credit
  and cumulative effect of accounting change     $    10,010    $  (1,522,000)    $ (22,372,000)

Extraordinary loss related to early retirement
  of debt                                                  -       (6,395,000)              -

Cumulative effect of accounting change                     -      (39,778,000)
                                                 -----------    -------------     -------------
Net income (loss)                                $    10,010    $ (47,695,000)    $ (22,372,000)
                                                 ===========    =============     =============

Weighted average shares outstanding               24,679,249       17,564,000         8,051,089

Dilutive impact of shares issuable pursuant
  to the Management Stock Option Plan
  and Employee Stock Purchase and Option
  Plan, such shares being issued or
  issuable and such options granted
  within one year of the proposed initial
  public offering                                                     535,000           620,000

Dilutive impact of shares issued pursuant
  to the 1992 Investment, such shares
  being issued within one year of the
  proposed initial public offering                                          -         4,343,500

Net additional shares outstanding assuming
 dilutive stock options exercised and proceeds
 used to purchase treasury stock at average
 market price                                        506,140           71,143                 -
                                                 -----------    -------------     -------------

Shares outstanding for net income ( loss)
  per share calculation                           25,185,389       18,170,143        13,014,589
                                                 ===========    =============     =============

Income (loss) before extraordinary item and
 cumulative effect of accounting change per
 share                                           $      0.40    $       (0.08)    $       (1.72)

Extraordinary loss related to early
  retirement for debt per share                            -            (0.35)                -

Cumulative effect of accounting change
  per share                                                -            (2.19)                -
                                                 -----------    -------------     -------------

Net income (loss) per share                      $      0.40    $       (2.62)    $       (1.72)
                                                 ===========    =============     =============
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